Exhibit 99.1

For Immediate Release

MIDLANTIC OFFICE TRUST, INC. FILES REGISTRATION STATEMENT FOR
INITIAL PUBLIC OFFERING OF COMMON STOCK.

Rockville, Maryland, May 13, 2005 — Midlantic Office Trust, Inc. (the “Company”) announced that it has filed a registration statement with the SEC for the initial public offering of $225 million of its common stock.  All of the shares of common stock that the Company expects to sell will be newly issued shares.  The Company intends to invest in commercial office properties located in the Mid-Atlantic region of the United States.  The Company intends to qualify and elect to be taxed as a real estate investment trust (REIT) for federal income tax purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus for the offering, when available, may be obtained from Friedman, Billings, Ramsey & Co., Inc. (1001 Nineteenth Street North, Arlington, VA 22209).

For more information, please contact: Sidney M. Bresler, Chairman, President and Chief Executive Officer, at 11140 Rockville Pike, Suite 620, Rockville, Maryland 20852.